Exhibit 10.10

RESIGNATION AGREEMENT AND RELEASE

This Resignation Agreement (“Agreement”) and the Release, which is attached and incorporated by reference as Exhibit A (“Release”), are made by and between Greg Jensen (“Employee”), and Xtant Medical Holdings, Inc., its affiliates, related or predecessor corporations, subsidiaries, successors and assigns (“Employer”).

Employer and Employee (collectively, “Parties”) wish to end their employment relationship in an honorable, dignified and orderly fashion. Toward that end, the Parties have agreed to separate according to the following terms.

IN CONSIDERATION OF THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

1. Resignation. Employee’s employment shall end effective as of January 3, 2022 and be considered by the Parties as a resignation by Employee (“Resignation Date”).

2. Accrued Obligations. Employer will pay to Employee his accrued by unpaid base salary and any unreimbursed business expenses through Employee’s Resignation Date (“Accrued Obligations”) as set forth in Section 12.A. of Employee’s Employment Agreement. Employer will pay the Accrued Amounts to Employee in a lump sum payment on the first regularly scheduled payday following Employee’s Resignation Date, subject to payroll deductions and withholdings as reasonably determined by the Employer to be required by applicable law.

3. Consideration. Employer shall, (1) after receipt of a fully executed Agreement and Release; (2) after expiration of all applicable rescission periods; and (3) provided Employee complies with his obligations under this Agreement, provide Employee with separation benefits (“Consideration”) set forth in Section 12.B. of Employee’s Employment Agreement (“Exhibit B”) as follows:

A.	Severance. Employer will pay to Employee severance in the total gross amount of Four-Hundred Thousand Dollars ($400,000), less required payroll deductions and withholdings, (“Severance”), payable in substantially equal installments for a period of eighteen (18) months pursuant to Employer’s standard payroll process. The Severance payments will commence with the first payroll period in July 2022 but only after the expiration of the rescission periods described in the Release have expired.

B.	2021 Bonus. Employee will continue to be eligible for his bonus for 2021 subject to the terms thereof, which will be determined and paid in the same manner and at the same time as the Board of Directors, in its sole discretion, determines for the other executive officers of Employer, but no later than March 15, 2022.

C.	COBRA Continuation. Group health benefits end as of the month in which Employee’s Resignation Date occurs. If Employee timely elects continuation coverage under Employer’s group medical and dental plans pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), in accordance with ordinary plan practices, and so long as Employee remains eligible for such coverage, for the “Premium Subsidy Period,” Employer shall pay, or reimburse Employee, for such coverage of Employee (and his dependents, as applicable) at the same rate it pays for active employees enrolled under the Employer’s plans as of the Resignation Date. For purposes of the preceding sentence, the “Premium Subsidy Period” is the twelve (12) month period commencing with the month following the end of the month in which the Employee’s Resignation Date occurs.

Employee will receive the necessary enrollment forms and further information about rights and responsibilities from the Employer’s COBRA administrator shortly after Employee’s Resignation Date. In order to receive these benefits, Employee must enroll in the COBRA program.

4. Equity Awards. Employer and Employee acknowledge and agree that Employee holds options to purchase an aggregate of 351,313 shares of Common Stock of Employer, 49,515 shares of which are vested as of the Resignation Date and 301,798 shares of which are unvested as of the Resignation Date. Such vested options shall remain exercisable by Employee through April 4, 2022, at which time such options shall expire if not exercised. Such unvested options are terminated as of the Resignation Date. Employer and Employee further acknowledge and agree that Employee holds 285,331 Restricted Stock Units of Employer, 244,587 of which are unvested as of the Resignation Date. Such unvested Restricted Stock Units will be terminated and forfeited as of the Resignation Date.

5. Termination of Benefits. Except as otherwise provided by this Agreement, Employee’s participation in Employer’s employee benefits, bonus, and all other compensation or commission plans, will terminate on the Resignation Date, unless otherwise provided by law, or benefit plan. Employee shall receive no compensation or benefits under such plans, except as specifically provided in Section 3 of this Agreement.

6. Execution of Agreement and Release of all Claims. Employee agrees to execute the Release on or after Employee’s Resignation Date, but not earlier. Employee agrees to fully execute this Agreement, and the Release attached as Exhibit A, releasing any and all actual or potential claims which may have arisen at any time during his employment with or separation from employment with Employer. Employee’s failure to execute this Agreement and/or Release, or any attempt to rescind this Agreement or that Release, shall terminate this Agreement, and the Parties’ respective rights and obligations under this Agreement.

7. Satisfactory Performance and Cooperation During Transition. Employee shall fully cooperate with Employer in responding to questions, providing assistance and information, and defending against claims of any type, and will otherwise assist Employer as Employer may request through Employee’s Resignation Date (“Transition Period”). More specifically:

(a) During the Transition Period, Employee shall reasonably cooperate with Employer as it meets and otherwise communicates/works, with Employer’s employees, customers, strategic relationships, consultants, and vendors on the transition of Employee’s duties to other individuals. Employee shall be available, upon reasonable notice, during business hours to respond to Employer’s questions and electronic communications. Employer shall reimburse Employee for Employee’s reasonable out-of-pocket expenses (such reimbursement shall not include compensation for any such time or Employee’s attorney’s fees) incurred in accordance with this paragraph upon submission of receipts to Employer for such expenses.

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(b) Employee shall not, absent Employer’s specific approval, initiate any form of communication with Employer’s employees, customers or strategic partners regarding Employer, Employer’s products or Employees, and shall communicate with such persons in the above capacity only in conjunction with person(s) who Employer has designated to participate in such communications.

8. Stipulation of No Charges. Employee affirmatively represents that he has not filed nor caused to be filed any charges, claims, complaints, or actions against Employer before any federal, state, or local administrative agency, court, or other forum. Except as expressly provided in this Agreement or required by law, Employee acknowledges and agrees that he has been paid all wages, bonuses, compensation, benefits and other amounts that are due, with the exception of any vested right under the terms of a written ERISA-qualified benefit plan. Employee waives any right to any form of recovery or compensation from any legal action, excluding any action claiming this Agreement and Release violate the Age Discrimination in Employment Act (“ADEA”) and/or the Older Workers Benefit Protection Act (“OWBPA”), filed or threatened to be filed by Employee or on Employee’s behalf based on Employee’s employment, terms of employment, or resignation or separation from, Employer. Employee understands that any Consideration paid to Employee pursuant to this Agreement may be deducted from any monetary award he may receive as a result of a successful ADEA and/or OWBPA claim or challenge to this Agreement and Release. This does not preclude Employee from eligibility for unemployment benefits, and does not preclude or obstruct Employee’s right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”).

9. Return of Property. Employee shall return, on or before the Resignation Date, all Employer property in Employee’s possession or control, including but not limited to any drawings, orders, files, documents, notes, computers, laptop computers, fax machines, cell phones, smart devices, access cards, fobs, keys, reports, manuals, records, product samples, correspondence and/or other documents or materials related to Employer’s business that Employee has compiled, generated or received while working for Employer, including all electronically stored information, copies, samples, computer data, disks, or records of such materials. Employee must return to Employer, and Employee shall not retain, any Employer property as previously defined in this section.

10. Agreement Not to Seek Future Employment. Employee agrees that he will never knowingly seek nor accept employment or a consulting/independent contractor relationship with Employer, nor any other entity owned by Xtant Medical Holdings, Inc., either directly or through a consulting firm.

11. Withholding For Amounts Owed to Employer. Execution of this Agreement shall constitute Employee’s authorization for Employer to make deductions from Employee’s Consideration, for Employee’s indebtedness to Employer, or to repay Employer for unaccrued Paid Time Off already taken, employee purchases, wage or benefit overpayment, or other Employer claims against Employee, to the extent permitted by applicable law.

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12. Non-Disparagement. Employee agrees that, unless it is in the context of an EEOC or other civil rights or other government enforcement agency investigation or proceeding, Employee will make no critical, disparaging or defamatory comments regarding Employer or any Released Party, as defined in the Release, in any respect or make any comments concerning the conduct or events which precipitated Employee’s resignation. Furthermore, Employee agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against Employer or any Released Party. This provision does not prohibit Employee from participating in an EEOC or other civil rights or other government enforcement agency charge, investigation or proceeding, or from providing testimony or documents pursuant to a lawful subpoena or as otherwise required by law. Employer also agrees that it will make no critical, disparaging or defamatory comments regarding Employee.

13. Compliance with Employment Agreement and Protection of Confidential Information. Employee agrees to comply with the provisions of and the restrictions set forth in his Employment Agreement (Exhibit B). Employee agrees to never divulge or use any trade secrets, confidential information, or other proprietary information of Employer which Employee obtained or to which Employee had access during his employment with Employer. For purposes of this latter obligation, “Confidential Information” means information that is not generally known and that is proprietary to Employer or that Employer is obligated to treat as proprietary. It includes, but is not limited to, information or data of Employer concerning its business, financial statements, patient contact information and data, products, plans, ideas, drawings, designs, concepts, inventions, discoveries, improvements, patent applications, know-how, trade secrets, prototypes, processes, techniques and other proprietary information. It does not include information that Employee can establish: (i) is already lawfully in the possession of Employee through independent means at the time of disclosure thereof; (ii) is or later becomes part of the public domain through no fault of Employee; (iii) is lawfully received by Employee from a third party having no obligations of confidentiality to Employer; or (iv) is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction. Any information that Employee knows or should reasonably know is Confidential Information, or that Employer treats as Confidential Information, will be presumed to be Confidential Information.

14. Confidentiality. It is the intent of Employer and Employee that the terms of this Agreement be treated as Confidential, except to the extent this Agreement is required to be disclosed under applicable federal securities laws, as determined by Employer. Employee warrants that he has not and agrees that he will not in the future disclose the terms of this Agreement, or the terms of the Consideration to be paid by Employer to Employee as part of this Agreement, to any person other than his attorney, tax advisor, spouse, or representatives of any state or federal regulatory agency, who shall be bound by the same prohibitions against disclosure as bind Employee, and Employee shall be responsible for advising those individuals or agencies of this confidentiality provision. Employee shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall Employee now or in the future disclose the terms of this Agreement to any person, with the sole exception of communications with Employee’s spouse, attorney and tax advisor, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

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15. Invalidity. In case any one or more of the provisions of this Agreement or Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.

16. Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement or the Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Minnesota, without reference to its choice of law rules. Any action for breach of this Agreement shall be brought in the federal or state court, as appropriate, located in Minnesota.

18. Voluntary and Knowing Action. Employee acknowledges that he has had sufficient opportunity to review the terms of this Agreement and attached Release, and that he has voluntarily and knowingly entered into this Agreement. Employer shall not be obligated to provide any Consideration to Employee pursuant to this Agreement in the event Employee elects to rescind/revoke the Release. The Release becomes final and binding on the Parties upon expiration of the rescission/revocation period, provided Employee has not exercised his option to rescind/revoke the Release. Any attempt by Employee to rescind any part of the Release obligates Employee to immediately return all Consideration under this Agreement to counsel for Employer.

19. Legal Counsel and Fees. Except as otherwise provided in this Agreement and the Release, the Parties agree to bear their own costs and attorneys’ fees, if any. Employee acknowledges that Employer, by this Agreement, has advised his that he may consult with an attorney of his choice prior to executing this Agreement and the Release. Employee acknowledges that he has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement and the Release, and that he understands he will be fully bound by this Agreement and the Release.

20. Modification. This Agreement may be modified or amended only by a writing signed by both Employer and Employee.

21. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties’ respective successors and assigns.

22. Notices. Any notice, request or demand required or desired to be given hereunder shall be in writing and shall be addressed as follows:

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If to Employer:	Xtant Medical Holdings, Inc.
664 Cruiser Lane
Belgrade, MT 59714
Attention: Chief Executive Officer

With a copy to:	Thomas A. Letscher
Fox Rothschild LLP
Two22 Building - Suite 2000
222 South Ninth Street
Minneapolis, MN 55402-3338

If to Employee:	Greg Jensen
1308 Summit Oaks Drive
Burnsville, MN 55337

Either party may change its address by giving the other Party written notice of its new address.

23. Waivers. No failure or delay by either Party in exercising any right or remedy under this Agreement will waive any provision of this Agreement.

24. Miscellaneous. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.

25. Entire Agreement. Except for any continuing, post-employment, obligations under Exhibit B, or employment related Employer policy, or as otherwise provided in this Agreement, this Agreement, the attached Release, and Exhibit B are the entire Agreement between Employer and Employee relating to his employment and his resignation. Employee understands that this Agreement and the Release cannot be changed unless it is done in writing and signed by both Employer and Employee.

EMPLOYEE

/s/ Greg Jensen
Greg Jensen
Dated:	01/27/22

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne

Its:	President, CEO

Dated:	01/28/22

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EXHIBIT A

RELEASE

I.	Definitions. I, Greg Jensen, intend all words used in this release (“Release”) to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	“I,” “Me,” and “My” individually and collectively mean Greg Jensen and anyone who has or obtains or asserts any legal rights or claims through Me or on My behalf.

B.	“Employer” as used in this Release, shall at all times mean Xtant Medical Holdings, Inc. and any affiliates, related or predecessor corporations, parent corporations or subsidiaries, successors and assigns.

C.	“Released Party” or “Released Parties” as used in this Release, shall at all times mean Xtant Medical Holdings, Inc. and its affiliates, related or predecessor corporations, subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, and its affiliates, related or predecessor corporations, parent corporations or subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers, insurers’ counsel, whether in their individual or official capacities, and the current and former trustees or administrators of any pension, 401(k), or other benefit plan applicable to the employees or former employees of Employer, in their official and individual capacities.

D.	“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I may have had, or currently may have against Employer or any Released Party, whether known or unknown, that are in any way related to My employment with or separation from employment with Employer, including, but not limited to any claims for: invasion of privacy; breach of written or oral, express or implied, contract; fraud; misrepresentation; violation of the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended; the Genetic Information Nondiscrimination Act of 2008 (“GINA”), 42 U.S.C. § 2000, et seq., the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., and as amended (“ADAAA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq.; National Labor Relations Act, 29 U.S.C. § 141, et seq., the False Claims Act, 31 U.S.C. § 3729, et seq., Anti-Kickback Statute, 42 U.S.C. § 1320a, et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq., Minn. Stat. § 181, et seq., the Minnesota Whistleblower Act, Minn. Stat. § 181.931, et seq., the Montana Human Rights Act, Mont. Code Ann. § 49-1-101, et seq., the Montana Wrongful Discharge for Employment Act, Mont. Code Ann. § 39-2-901, et seq., the Montana Wage Payment Act, Mont. Code Ann. § 39-3-201, et. seq., or any and all other Minnesota, Montana, and other state human rights or fair employment practices statutes, administrative regulations, or local ordinances, and any other Minnesota, Montana, or other federal, state, local or foreign statute, law, rule, regulation, ordinance or order, all as amended. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; negligent hiring; retention or supervision; retaliation; constructive discharge; violation of whistleblower protection laws; unjust enrichment; violation of public policy; and, all other claims for unlawful employment practices, and all other common law or statutory claims.

Ex. A-1

II.	Agreement to Release My Claims. Except as stated in Section V of this Release, I agree to release all My Claims and waive any rights to My Claims. I also agree to withdraw any and all of My charges and lawsuits against Employer; except that I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against Employer with the Employment Opportunity Commission (“EEOC”) or other civil rights enforcement agency. In exchange for My agreement to release My Claims, I am receiving satisfactory Consideration from Employer to which I am not otherwise entitled by law, contract, or under any Employer policy. The Consideration I am receiving is a full and fair consideration for the release of all My Claims. Employer does not owe Me anything in addition to what I will be receiving according to the Separation Agreement which I have signed.

III.	Unknown Claims. In waiving and releasing any and all actual, potential, or threatened claims against Employer, whether or not now known to me, I understand that this means that if I later discover facts different from or in addition to those facts currently known by me, or believed by me to be true, the waivers and releases of this Release will remain effective in all respects – despite such different or additional facts and my later discovery of such facts, even if I would not have agreed to the Separation Agreement and this Release if I had prior knowledge of such facts.

IV.	Confirmation of No Claims, Etc. I am not aware of any other facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to any claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, the Anti-kickback Statute. I understand that nothing in this Release interferes with My right to file a complaint, charge or report with any law enforcement agency, with the Securities and Exchange Commission (“SEC”) or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation, or to require notification or prior approval by Employer of any such a complaint, charge or report. I understand and agree, however, that I waive My right to recover any whistleblower award under the Securities Exchange Act of 1934, the Sarbanes–Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other individual relief in any administrative or legal action whether brought by the SEC or other governmental or law enforcement agency, Me, or any other party, unless and to the extent that such waiver is contrary to law. I agree that the Released Parties reserve any and all defenses which they might have against any such allegations or claims brought by Me or on My behalf. I understand that Employer is relying on My representations in this Release and related Separation Agreement.

Ex. A-2

V.	Exclusions from Release.

A.	The term “Claims” does not include My rights, if any, to claim the following: unemployment insurance benefits; workers compensation benefits; claims for My vested post-termination benefits under any 401(k) or similar retirement benefit plan; My rights to group medical or group dental insurance coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); My rights to enforce the terms of this Release; or My rights to assert claims that are based on events occurring after this Release becomes effective.

B.	Nothing in this Release interferes with My right to file or maintain a charge with the Equal Employment Opportunity Commission or other local civil rights enforcement agency, or participate in any manner in an EEOC or other such agency investigation or proceeding. I, however, understand that I am waiving My right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, Me, or any other party.

C.	Nothing in this Release interferes with My right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

D.	I agree that Employer reserves any and all defenses, which it has or might have against any claims brought by Me. This includes, but is not limited to, Employer’s right to seek available costs and attorneys’ fees as allowed by law, and to have any monetary award granted to Me, if any, reduced by the amount of money that I received in consideration for this Release.

VI.	Older Workers Benefit Protection Act. The Older Workers Benefit Protection Act applies to individuals age 40 and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act in connection with an exit incentive program or other employment termination program. I understand and have been advised that, if applicable, the above release of My Claims is subject to the terms of the OWBPA. The OWBPA provides that a covered individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. If I am a covered individual, I acknowledge that I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that Employer is giving Me twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be My personal, voluntary decision to do so, and will be done with full knowledge of My legal rights. I agree that material and/or immaterial changes to the Separation Agreement or this Release will not restart the running of this consideration period. I also acknowledge that the Separation Agreement, this Release and any other attachments or exhibits have each been written in a way that I understand.

Ex. A-3

VII.	Right to Rescind and/or Revoke. I understand that insofar as this Release relates to My rights under the Age Discrimination in Employment Act (“ADEA”) I have the right to revoke the Release until seven (7) days after I sign it, and insofar as it relates to My rights under the Minnesota Human Rights Act (“MHRA”), I have the right to rescind the Release until fifteen (15) days after I sign it. Any such revocation or rescission must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A.	post-marked within the applicable seven (7) or fifteen (15) day period;

B.	properly addressed to:

Xtant Medical Holdings, Inc.
664 Cruiser Lane
Belgrade, MT 59714
Attn: Chief Executive Officer

and

C.	sent by certified mail, return receipt requested.

I understand that the Consideration I am receiving for settling and releasing My Claims is contingent upon My agreement to be bound by the terms of this Release. Accordingly, if I decide to rescind or revoke this Release, I understand that I am not entitled to the Consideration described in the Separation Agreement. I further understand that if I attempt to rescind or revoke My release of any claim, I must immediately return to Employer all Consideration I have received under My Agreement.

[Remainder of page intentionally left blank; signature page follows]

Ex. A-4

VIII.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have had the opportunity to review this Release with My own attorney. In agreeing to sign this Release, I have not relied on any oral statements or explanations made by Employer, including its employees or attorneys. I understand and agree that this Release and the attached Agreement contain all the agreements between Employer and Me. We have no other written or oral agreements.

/s/ Greg Jensen
Greg Jensen

Dated:	01/28/22

Ex. A-5

EXHIBIT B

EMPLOYMENT AGREEMENT